Exhibit 99.1

Liberator, Inc. Reports Results for its Fiscal Third Quarter Ended March 31, 2012

Record Third Quarter Revenue for OneUp Innovations Subsidiary Increases to $4.0 Million; Up 11%

ATLANTA, GA, May 15, 2012 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a progressive, vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today reported its financial results for the fiscal third quarter ended March 31, 2012.

Summary of Fiscal Q3 2012 Financial Results:

• Revenue from continuing operations of $4.0 million, an increase of 11% from $3.6 million in Q3 2011

• Gross profit from continuing operations of $1.3 million compared to $1.2 million in Q3 2011

• Loss from continuing operations of approximately $2,000 compared to net loss of approximately $97,000 in Q3 011

Net loss of approximately $2,000 compared to net income of approximately $102,000 in Q3 2011

• Adjusted EBITDA* of $344,000 compared to an adjusted EBITDA loss of $31,000 in Q3 2011

“Liberator is pleased to announce our record third quarter revenue of $4.0 million for our OneUp Innovations subsidiary,” said Louis Friedman, President and CEO of Liberator, Inc. “Sales through our Wholesale channel increased 33% from the third quarter of 2011. As we begin to deploy new strategic sales initiatives and capitalize on our wholesale business to retailers in the remainder of 2012, we believe Liberator’s brand awareness in the growing sexual wellness industry will increase demand for our products both domestically and worldwide. Subsequent to the end of the third quarter, we announced an initiative with One Pica to re-platform our e-commerce sites, which we expect will result in higher direct to consumer sales later this calendar year.”

Evolving from its original iconic Liberator® designs, the company combines form with function to create a diverse line of positioning shapes and accessories designed for bedroom play, as well as products for mainstream and mass market retailers who are embracing the sexual wellness category. Liberator is a key participant in the rapidly growing worldwide market of sexual health and wellness.

Primarily through its unique branding initiatives, Liberator has distinguished itself from conventional adult products in the sexual wellness space by using artistic photography, high-quality educational videos and exceptional art direction combined with an entertainment bent. Liberator attracts customers to its website and other retailers and e-tailers through internally developed print ads, radio campaigns and internet advertising. These provocative advertising campaigns communicate a distinctive image that differentiates its products and creates a brand connection and loyal following with its customers.

Corporate Highlights and Recent Events:

•	Revenue was $4.0 million along with gross profit of $1.3 million, resulting in positive adjusted EBITDA* of $344,000 in Q3 2012, an improvement from an adjusted EBITDA* loss of $31,000 in Q3 2011.
•	On April 20, 2012, Liberator expanded its international presences by signing its first deal in Brazil with Alizee, Inc., a high-end erotic luxury brand selling a variety of sexual wellness products in its boutique stores throughout Brazil.
•	On May 9, 2012, Liberator announced an agreement with One Pica, a leading digital commerce agency, to launch a comprehensive new online presence for Liberator. The launch of the new web platform, which is anticipated to occur later in calendar 2012, is designed to capture the increasing demand for sexual wellness products and expand Liberator’s domestic and mobile growth.
•	Going forward in fiscal 2012, Liberator’s strategy for growth is based on leveraging the company’s existing lines of branded products with an on-going focus on growing domestic sales, as well as additional licensing agreements in countries around the world.

Mr. Friedman concluded, “There is a growing revolution in sexual wellness that is happening on many fronts, both domestically and internationally. With sex toys expected to become as popular as smartphones by 2020, Liberator is deploying various growth strategies to make sure we are well prepared for this significant trend. As demand for sexual products goes mainstream we will continue to expand our operations and increase our awareness to position Liberator to benefit from this rapid shift in consumer taste, and look forward to reporting on our continued sales growth for 2012 and beyond.”

Fiscal Third Quarter 2012 Conference Call

Liberator will host its first earnings conference call on Tuesday, May 15, 2012, at 12:00 pm Eastern to discuss its financial results for the fiscal third quarter ended March 31, 2012.

The conference call can be accessed by dialing 877-407-8033 when calling within the United States or 201-689-8033 when calling internationally. Please dial in 10 minutes prior to the beginning of the call. A playback of the conference call will be available until May 29, 2012. To listen to the playback dial 877-660-6853 when calling within the United States, or 201-612-7415 when calling internationally, and use account number: 286, in conjunction with replay ID number: 394435.

The conference call will be simultaneously webcast and available at:

www.invest-in-luvu-liberator.com/presentations.html

About Liberator, Inc.

Liberator, Inc. is a dynamic vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia and has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

For comprehensive investor relations material, including fact sheets, research reports, and videos regarding Liberator, please follow the appropriate link: Investor Portal, Research Report, Executive Team Video, Factory Video and Investor Fact Sheet.

*Adjusted EBITDA

As used herein, Adjusted EBITDA represents net loss before interest income, interest expense, income taxes, depreciation, amortization, amortization of debt issuance costs and stock-based compensation expense. Liberator has excluded the non-operating item, amortization of debt issuance costs, because it represents a non-cash charge that is not related to the Company’s operations. Liberator has excluded the non-cash expense, stock-based compensation, as it does not reflect the cash-based operations of the Company. Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles). The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net loss of the Company or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with the Company’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of the Company’s profitability or net earnings. Adjusted EBITDA is presented because the Company believes it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for amortization of debt issuance costs and stock-based compensation expense.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason. Actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com

LIBERATOR, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Quarter Ended March 31,		Three Quarters Ended March 31,
	2012	2011	2012	2011

Net Sales	$3,961,059	$3,553,137	$11,208,681	$9,874,866
Cost of goods sold	2,709,453	2,385,223	7,835,682	6,851,793
Gross profit	1,251,606	1,167,914	3,372,999	3,023,073
Operating expenses:
Advertising and promotion	130,507	90,768	340,657	347,396
Other selling and marketing	366,410	385,834	983,406	1,060,831
General and administrative	594,677	550,963	1,604,073	1,723,662
Depreciation and amortization	54,114	53,184	157,611	162,687
Acquisition-related costs	-	81,185	-	81,185
Total operating expenses	1,145,708	1,161,934	3,085,747	3,375,761
Income (loss) from continuing operations	105,898	5,980	287,252	(352,688)
Other Income (Expense):
Interest income	214	317	535	516
Interest (expense) and financing costs	(95,820)	(90,771)	(258,493)	(259,321)
Expenses related to merger	-	-	-	(52,500)
Debt issuance costs	(12,257)	(12,257)	(36,771)	(36,771)
Total Other Income (Expense)	(107,863)	(102,711)	(294,729)	(348,076)
Loss from continuing operations before income taxes	(1,965)	(96,731)	(7,477)	(700,764)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(1,965)	(96,731)	(7,477)	(700,764)

Income from discontinued operations	-	198,805	-	198,805
Loss from discontinued operations, including loss on disposal of $101,432	-	-	(127,473)	-
Net income (loss)	$(1,965)	$102,074	$(134,950)	$(501,959)
Net income (loss) per share
Basic	$(0.00)	$0.00	$(0.00)	$(0.01)
Diluted	$(0.00)	$0.00	$(0.00)	$(0.01)
Weighted average common shares outstanding
Basic	69,593,750	83,414,060	87,151,237	61,762,649
Diluted	69,632,805	83,414,060	87,185,121	61,762,649